Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Reports Fourth Quarter 2009 Financial Results
Milford, Massachusetts, January 26, 2010 — Waters Corporation (NYSE/WAT) reported fourth quarter 2009 sales of $429 million, an increase of 3% from sales of $418 million in the fourth quarter of 2008. In the quarter, foreign currency translation increased sales growth rate by 4% and on a currency neutral basis, sales decreased by 1% in comparison to the prior year’s fourth quarter sales. On a GAAP basis, earnings per diluted share (E.P.S.) for the fourth quarter were $1.08, compared to $1.01 for the fourth quarter of 2008. On a non-GAAP basis, including the adjustments in the attached reconciliation, E.P.S. grew 5% to $1.12 from $1.07 in the fourth quarter of 2008.
For the full year, sales for the Company were $1.50 billion, a decrease of 5% from sales of $1.58 billion in 2008. This decrease in sales includes the effects of foreign currency translation which reduced sales by 2%. E.P.S. for 2009 were $3.34 compared to $3.21 in 2008. On a non-GAAP basis, including adjustments in the attached reconciliation, E.P.S. grew 5% to $3.45 from $3.30 in 2008.
Commenting on the Company’s performance, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “In 2009, Waters faced a most challenging market environment as a steep economic slowdown and volatile capital markets combined to depress demand for laboratory instrumentation and supplies. However, through this difficult time, we continued to invest in new product development, support our customer base and manage our expenses prudently. As a result of these efforts, we were able to grow our earnings and generate strong cash flow while bringing exciting new products to market.”
As communicated in a prior press release, Waters Corporation will webcast its fourth quarter 2009 financial results conference call this morning, January 26, 2010 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor Relations” and click on the “Live Webcast”. A replay will be available through February 2, 2010 at midnight eastern time, similarly by webcast and also by phone at 203-369-1023.
CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”,

“expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the impact on demand among the Company’s various market sectors from current economic difficulties and possible recession, the impact of changes in accounting principles and practices or tax rates, shifts in taxable income in jurisdictions with different effective tax rates, the ability to access capital in volatile market conditions, the ability to successfully integrate acquired businesses, fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies, regulatory and/or administrative obstacles to the timely completion of purchase order documentation, introduction of competing products by other companies, and loss of market share, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, other changes in the demands of the Company’s healthcare and pharmaceutical company customers, changes in distribution of the Company’s products, risks associated with lawsuits and other legal actions, particularly involving claims for infringement of patents and other intellectual property rights, and foreign exchange rate fluctuations potentially affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the period ended October 3, 2009 as filed with the Securities and Exchange Commission, which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	December 31, 2009	December 31, 2008

Cash, cash equivalents and short-term investments	630,257	428,522
Accounts receivable	314,247	291,763
Inventories	178,666	173,051
Other current assets	49,049	62,966
Total current assets	1,172,219	956,302

Property, plant and equipment, net	210,926	171,588
Other assets	533,059	495,008
Total assets	1,916,204	1,622,898

Notes payable and debt	131,772	36,120
Accounts payable and accrued expenses	272,298	253,386
Total current liabilities	404,070	289,506

Long-term debt	500,000	500,000
Other long-term liabilities	164,414	172,387
Total liabilities	1,068,484	961,893

Total equity	847,720	661,005
Total liabilities and equity	1,916,204	1,622,898

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net sales	$428,848	$418,331	$1,498,700	$1,575,124
Cost of sales (1) (5)	170,131	172,063	594,882	661,266

Gross profit	258,717	246,268	903,818	913,858

Selling and administrative expenses (1) (2) (3)	109,986	101,464	421,403	426,699
Research and development expenses	19,790	19,628	77,154	81,588
Purchased intangibles amortization	2,637	2,317	10,659	9,290
Litigation provision	—	6,527	—	6,527

Operating income	126,304	116,332	394,602	389,754

Interest expense, net	(1,595)	(3,921)	(7,950)	(17,562)

Income from operations before income taxes	124,709	112,411	386,652	372,192

Provision for income taxes (4) (5)	20,586	13,058	63,339	49,713

Net income	$104,123	$99,353	$323,313	$322,479

Net income per basic common share	$1.10	$1.01	$3.37	$3.25

Weighted-average number of basic common shares	94,516	98,029	95,797	99,199

Net income per diluted common share	$1.08	$1.01	$3.34	$3.21

Weighted-average number of diluted common shares and equivalents	96,111	98,821	96,862	100,555

(1)	Included in selling and administrative expenses for the three and twelve months ended December 31, 2009 are restructuring costs of $2.5 million and $3.5 million, respectively, related to cost reduction plans. Included in cost of sales for the three and twelve months ended December 31, 2008 are restructuring costs of $0.8 million and $1.9 million, respectively, related to cost reduction plans.

(2)	Included in selling and administrative expenses for the twelve months ended December 31, 2009 are lease termination costs and other incremental related costs of $5.9 million.

(3)	Included in selling and administrative expenses for the twelve months ended December 31, 2009 are acquisition and other related costs of $1.3 million related to recent acquisitions.

(4)	Included in the provision for income taxes for the twelve months ended December 31, 2008 is a one-time charge of $5.1 million related to restructuring certain legal entities. During the twelve months ended December 31, 2009, $4.6 million of this charge was reversed as a result of changes in income tax regulations promulgated by the U.S. Treasury in February 2009.

(5)	During the second quarter of 2008, the Company identified errors originating in periods prior to the quarter ended June 28, 2008. The errors primarily relate to (i) an overstatement of the Company’s income tax expense of $16.3 million as a result of errors in recording its income tax provision in prior periods and (ii) an understatement of amortization expense of $8.7 million for certain capitalized software. The Company incorrectly calculated its provision for income taxes by tax-effecting a deferred tax liability utilizing a U.S. tax rate of 35% instead of an Irish tax rate of 10%. In addition, the Company incorrectly accounted for Irish-based capitalized software and the related amortization expense as a U.S. Dollar-denominated asset instead of Euro-denominated asset resulting in an understatement of amortization expense and cumulative translation adjustment. The correction of these errors is included in cost of sales and in the provision for income taxes for the twelve months ended December 31, 2008.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$1.08	$1.01	$3.34	$3.21

Adjustment for purchased intangibles amortization, net of tax	1,902	1,557	7,689	6,474
Net income per diluted share effect	0.02	0.02	0.08	0.06

Adjustment for restructuring, net of tax	2,033	541	2,676	1,302
Net income per diluted share effect	0.02	0.01	0.03	0.01

Adjustment for lease termination costs, net of tax	—	—	3,723	—
Net income per diluted share effect	—	—	0.04	—

Adjustment for acquisition related costs, net of tax	—	—	1,078	—
Net income per diluted share effect	—	—	0.01	—

Adjustment for tax impact of restructuring certain legal entities	—	—	(4,555)	5,083
Net income per diluted share effect	—	—	(0.05)	0.05

Adjustment for out-of-period errors as described above, net of tax	—	—	—	(7,612)
Net income per diluted share effect	—	—	—	(0.08)

Adjustment for litigation provision, net of tax	—	4,138	—	4,138
Net income per diluted share effect	—	0.04	—	0.04

Adjusted net income per diluted share	$1.12	$1.07	$3.45	$3.30

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions, net of the effective statutory tax rates applicable in the respective country effected. Management has excluded the purchased intangibles amortization, the restructuring charge, the lease termination costs, the acquisition related costs, the tax impact of restructuring certain legal entities, the adjustment for out-of-period errors and the related tax effects and the litigation provision from its non-GAAP adjusted amounts since management believes that these items are not directly related to ongoing operations, thereby providing investors with information that helps to compare ongoing operating performance.